Exhibit 99.1

Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Carla Leibold, CFO 484-923-8802
Bob Ramsey, Director of Investor Relations 484-926-7118

Customers Bancorp Reports Record Net Income
For Third Quarter 2019

Q3 2019 GAAP Earnings Up $21 million, and Core Earnings Up $3 million Over Q3 2018
Net Interest Margin Expands to 2.83% and BankMobile Reaches Profitability

Wyomissing, PA, October 23, 2019 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank and its operating division BankMobile (collectively “Customers” or "CUBI"), today reported third quarter 2019 ("Q3 2019") net income to common shareholders of $23.5 million, or $0.74 per diluted share, up from $5.7 million in second quarter 2019 ("Q2 2019") and $2.4 million in third quarter 2018 ("Q3 2018"). Core earnings for Q3 2019 totaled $23.0 million, or $0.73 per diluted share (a non-GAAP measure), up from $12.1 million in Q2 2019 and $20.1 million in Q3 2018 (non-GAAP measures). Core Q3 2019 diluted earnings per share were up 18% over Q3 2018 core diluted earnings per share (non-GAAP measures). Net interest margin, tax equivalent ("NIM") (a non-GAAP measure), expanded 19 basis points during Q3 2019 and average total loans and leases grew $825 million, or 9%, over Q2 2019.

(Dollars in thousands, except per share amounts)	USD	Per Share		USD	Per Share
Q3 2019 Net Income to Common Shareholders (GAAP)			YTD September 2019 Net Income to Common Shareholders (GAAP)
Customers Bank Business Banking	$22,767	$0.72	Customers Bank Business Banking	$47,531	$1.51
BankMobile	684	0.02	BankMobile	(6,574)	(0.21)
Consolidated	$23,451	$0.74	Consolidated	$40,957	$1.30

Q3 2019 Core Earnings (Non-GAAP Measure)			YTD September 2019 Core Earnings (Non-GAAP Measure)
Customers Bank Business Banking	$21,580	$0.68	Customers Bank Business Banking	$52,730	$1.67
BankMobile	1,444	0.05	BankMobile	(5,801)	(0.18)
Consolidated	$23,024	$0.73	Consolidated	$46,930	$1.49

•Customers Bank Business Banking segment reported Q3 2019 GAAP earnings per diluted share of $0.72, an increase of $0.32 per diluted share from Q2 2019. Customers Bank Business Banking segment Q3 2019 core earnings per diluted share of $0.68 (a non-GAAP measure) increased $0.07 per diluted share from Q2 2019.

•Customers Bank Business Banking segment core earnings in Q3 2019 were impacted by a $1.0 million legal reserve accrual ($0.02 per diluted share) and gains on investment securities of $2.3 million ($0.06 per diluted share).
•The BankMobile segment reported Q3 2019 GAAP earnings per diluted share of $0.02, an increase of $0.20 from a loss per diluted share of $(0.18) in Q3 2018. BankMobile segment Q3 2019 core earnings per diluted share of $0.05 (a non-GAAP measure) increased $0.16 from a loss per diluted share of $(0.11) in Q3 2018.
•BankMobile segment core earnings in Q3 2019 were impacted by a $1.0 million legal reserve accrual ($0.02 per diluted share).
•NIM (a non-GAAP measure) expanded 19 basis points from Q2 2019 to 2.83% in Q3 2019 and up 36 basis points over Q3 2018; this marks our fourth consecutive quarter of NIM expansion from the trough of 2.47% reported in Q3 2018.
•The return on average assets ("ROAA") was 0.95% in Q3 2019, up significantly from 0.36% in Q2 2019 and 0.22% in Q3 2018. Core ROAA (a non-GAAP) measure was 0.94% in Q3 2019, up significantly from 0.61% in Q2 2019 and 0.88% in Q3 2018.
•The return on average common equity ("ROCE") was 11.81% in Q3 2019, up significantly from 2.96% in Q2 2019 and 1.31% in Q3 2018. Core ROCE (a non-GAAP) measure was 11.59% in Q3 2019, up significantly from 6.31% in Q2 2019 and 10.86% in Q3 2018.
•Total assets were $11.7 billion at September 30, 2019, compared to $11.2 billion at June 30, 2019 and $10.6 billion at September 30, 2018. However, average assets for Q3 2019 were $11.2 billion. Total asset growth at September 30, 2019 reflected a stronger than expected seasonal increase in mortgage warehouse loans outstanding due to higher refinancing activity resulting from a decline in market interest rates on mortgages.
•Total deposits increased $412 million, or 4.8%, year-over-year, which included a $538 million, or 24.8%, increase in demand deposits. BankMobile's first White Label banking partnership deposit balances were approaching $70 million at September 30, 2019.
•Loan mix improved year-over-year, as commercial and industrial ("C&I") loans, excluding commercial loans to mortgage companies, increased $470 million, or 26%. As planned, multi-family loans decreased $705 million, or 20%, year-over-year and were replaced by about an equal amount of consumer loans. Commercial loans to mortgage companies increased $975 million, or 62%, year-over-year.
•Asset quality remains strong. Non-performing loans were only 0.17% of total loans and leases at September 30, 2019 and reserves equaled 290% of non-performing loans. Net charge-offs were only $1.8 million, or 7 basis points of average total loans and leases on an annualized basis, during Q3 2019.
•Reflecting growth in loans, the provision for loan losses was $4.4 million in Q3 2019, compared to $5.3 million in Q2 2019 and $2.9 million in Q3 2018.
•Q3 2019 book value per common share was $25.66 and tangible book value per common share (a non-GAAP measure) was $25.16. Tangible book value per common share has increased at a compound annual growth rate of 10.2% over the past five years.
•Based on the October 17, 2019 closing price of $20.89, Customers Bancorp common equity is trading at 0.83x tangible book value of $25.16 (a non-GAAP measure) and 7.5x the 2020 consensus EPS estimate of $2.78.
•On September 25, 2019, Customers Bancorp, Inc. issued $25 million of 5-year senior notes at a rate of 4.5%, the net proceeds of which were contributed to the Bank as Tier 1 capital.

Jay Sidhu, CEO and Chairman of Customers Bank stated, "We are pleased with our strong earnings growth, superior asset quality, strong control in expenses, and net interest margin expansion this quarter, a reflection of improved loan mix, core deposit growth, disciplined pricing strategy and absolute focus on efficiency improvement and risk management. We are also excited that BankMobile reached profitability in the third quarter and its White Label banking strategy has generated nearly $70 million of very low-cost deposits to Customers, a number that is expected to grow over time."

Looking Ahead to the Rest of 2019 and 2020

Mr. Sidhu continued, "Customers expects core earnings per share to exceed $2.20 in 2019, in line with our internal expectations and what we had previously disclosed. Customers is projecting core earnings per share of at least $3.00 for 2020 with continued improvement in all profitability metrics."

In spite of low rates and the flat to inverted yield curve, Customers continues to expect a full-year 2019 net interest margin above 2.70%, with further expansion expected in the fourth quarter from the 2.83% reported this quarter. Average interest earning assets for 2019 are expected to be roughly equal to 2018 average interest earning assets with total assets under $10 billion by year-end. Customers' balance sheet will naturally contract by December 31st given seasonality in the mortgage warehouse business and the planned sale and run-off of multi-family loans and some residential mortgage loans. Core non-interest income is expected to grow approximately 10% from 2018 and the core efficiency ratio for full-year 2019 is expected to be in the mid-60%s. C&I loans, excluding loans to mortgage companies, are expected to grow over $500 million in 2019. Including commercial loans to mortgage companies, C&I loans make up approximately 47% of total loans at September 30, 2019.

Strategic Priorities Articulated at Analyst Day in October 2018

Improve Profitability: Target a 2.75% NIM by Q4 2019 and a 1.25% Core ROAA in 2-3 years

As stated during our 2018 Analysts Day in October 2018, Customers expects to remain focused on growing its core businesses, while improving margins, capital and profitability. Through favorable mix shifts in both assets and liabilities, Customers improved the overall quality of its balance sheet and deposit franchise, expanded its net interest margin, enhanced liquidity and remains relatively neutral to interest rate changes. The strategies articulated at the 2018 Analysts Day in October 2018 and subsequent 2019 progress are summarized below:

•	Target ROAA in top quartile of peer group, which we expect will equate to a ratio of 1.25% or higher over the next 2-3 years. ROAA was 0.95% in Q3 2019, up significantly from Q2 2019 and Q3 2018.
•
Achieve NIM expansion to 2.75% or greater by Q4 2019, with a full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix. Actual results are materially better. NIM expanded to 2.83% in Q3 2019 and further expansion is expected in fourth quarter 2019 ("Q4 2019"). Since Q3 2018, Customers effectively restructured its balance sheet resulting in NIM expansion of 36 basis points in just one year.

•	BankMobile growth and maturity was expected with profitability achieved by year end 2019. BankMobile reached profitability in Q3 2019 and is expected to remain profitable in Q4 2019 and in 2020.
•
Expense control; we expect very modest growth in most Customers Bank Business Banking segment expenses during 2019, and incremental spend in other areas will be driven by revenue growth or new business or technology initiatives at BankMobile. Customers' consolidated efficiency ratio was 61.58% in Q3 2019, down from 77.32% in Q2 2019 and 66.42% in Q3 2018. Q3 2019 total non-interest expense was up only 4% over Q3 2018 and was flat compared to Q2 2019.

•
Growth in core deposits and good quality higher-yielding loans. DDA's grew 24.8% year over year. Customers currently has $1.8 billion of loans with yields below 3.75% at September 30, 2019, of which $1.5 billion are multi-family loans. Over the next two years, we expect to run-off some of these lower-yielding multi-family loans and will replace them with higher-yielding interest earning assets. During Q4 2019, we plan to sell approximately $500 million of multi-family loans and expect run-off of $300 million or more.

•
Maintain strong credit quality and superior risk management. We do not see any material deterioration on the asset quality front in the foreseeable future. Reserves to NPLs at September 30, 2019 were 290%. The Bank is relatively neutral to interest rate changes at September 30, 2019.

•
Evaluate opportunities to redeem our preferred stock as it becomes callable. Redeeming all of the preferred stock as it becomes callable would result in an increase to our diluted earnings per share. Currently, the dividends paid to our preferred shareholders reduce diluted earnings per share by approximately $0.46 annually. Customers will continue to analyze the best ways to execute this over the next two years subject to liquidity and capital needs.

Focus on Capital Allocation

The tangible common equity to tangible assets ratio (a non-GAAP measure) was 6.7% at September 30, 2019, while the leverage ratio was 9.0%. Capital ratios declined in Q3 2019 largely due to the quarter-end spike in mortgage warehouse balances along with greater than expected seasonal balances but are expected to return to 2018 year-end levels by December 31st with the expected decline in total assets below $10 billion. "We anticipate having excess capital above our targeted minimum tangible common equity ratio of 7.0% at year-end, which gives us options," Sidhu stated. "As capital builds, we will evaluate the best uses for our excess capital, which may include calling our preferred equity as it becomes callable, starting in 2020," Sidhu continued. Customers raised $25 million in senior notes during Q3 2019, the net proceeds of which were contributed to the Bank as Tier 1 capital.

BankMobile Segment is Expected to Generate a Positive Earnings Contribution by Q4 2019

BankMobile, a division of Customers Bank, operates a branchless digital bank offering low cost banking services to over two million Americans, with over 1.0 million active deposit customers. Customers reported in Q4 2018 that it expects to retain BankMobile for a 2-3 year period, but will regularly evaluate the best options for BankMobile. "We expect to remain focused on this strategy in the foreseeable future," stated Sidhu.

BankMobile deposits averaged $529 million in Q3 2019, with an average cost of just 0.19%. The Q3 2019 segment earnings increased to $0.7 million, or $0.02 per diluted share, compared to a net loss of $5.8 million, or ($0.18) per diluted share in Q3 2018, principally due to an increase in net interest income, partially offset by an increase in provision for loan losses and a legal reserve of $1.0 million in connection with the previously disclosed Department of Education matter. BankMobile Q3 2019 segment results also included $4.0 million of fraud related losses. The elevated level of fraud-related losses in Q3 2019 primarily resulted from an internet-based organized crime ring that was identified in Q3 2019 and ultimately mitigated through the implementation of "smart defenses" and other automated controls. BankMobile reached profitability one quarter earlier than expected and is expected to remain profitable in Q4 2019 and in 2020. "We are pleased to report that our college/student-related business is now profitable. We remain in the investment mode for our white label and other unique Banking as a Service ("BaaS") strategic opportunities for BankMobile," stated Luvleen Sidhu, President and Chief Strategy Officer of BankMobile.
On April 18, 2019, our White Label partner T-Mobile made a public announcement and began the first phase of launch of T-Mobile Money powered by BankMobile, a division of Customers Bank. The partnership has generated nearly $70 million in low cost deposits to date.

Q3 2019 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended September 30, 2019 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q3	Q2	Q1	Q4	Q3
	2019	2019	2019	2018	2018

GAAP Profitability Metrics:
Net income available to common shareholders	$23,451	$5,681	$11,825	$14,247	$2,414
Per share amounts:
Earnings per share - basic	$0.75	$0.18	$0.38	$0.45	$0.08
Earnings per share - diluted	$0.74	$0.18	$0.38	$0.44	$0.07
Book value per common share (1)	$25.66	$24.80	$24.44	$23.85	$23.27
CUBI stock price (1)	$20.74	$21.00	$18.31	$18.20	$23.53
CUBI stock price as % of book value	81%	85%	75%	76%	101%
Average shares outstanding - basic	31,223,777	31,154,292	31,047,191	31,616,740	31,671,122
Average shares outstanding - diluted	31,644,728	31,625,741	31,482,867	32,051,030	32,277,590
Shares outstanding (1)	31,245,776	31,202,023	31,131,247	31,003,028	31,687,340
Return on average assets ("ROAA")	0.95%	0.36%	0.64%	0.71%	0.22%
Return on average common equity ("ROCE")	11.81%	2.96%	6.38%	7.58%	1.31%
Efficiency ratio	61.58%	77.32%	68.32%	69.99%	66.42%
Non-GAAP Profitability Metrics (2):
Core earnings	$23,024	$12,083	$11,823	$16,992	$20,053
Per share amounts:
Core earnings per share - diluted	$0.73	$0.38	$0.38	$0.53	$0.62
Tangible book value per common share (1)	$25.16	$24.30	$23.92	$23.32	$22.74
CUBI stock price as % of tangible book value	82%	86%	77%	78%	103%
Net interest margin, tax equivalent	2.83%	2.64%	2.59%	2.57%	2.47%
Tangible common equity to tangible assets (1)	6.71%	6.79%	7.35%	7.36%	6.80%
Core ROAA	0.94%	0.61%	0.64%	0.82%	0.88%
Core ROCE	11.59%	6.31%	6.38%	9.05%	10.86%
Adjusted pre-tax pre-provision net income	$39,178	$25,446	$25,036	$27,957	$31,821
Adjusted ROAA - pre-tax and pre-provision	1.38%	0.98%	1.04%	1.12%	1.18%
Adjusted ROCE - pre-tax and pre-provision	17.91%	11.39%	11.57%	12.96%	15.28%
Core efficiency ratio	59.51%	69.90%	68.32%	66.18%	62.99%
Asset Quality:
Net charge-offs	$1,761	$637	$1,060	$2,154	$471
Annualized net charge-offs to average total loans and leases	0.07%	0.03%	0.05%	0.10%	0.02%
Non-performing loans ("NPLs") to total loans and leases (1)	0.17%	0.15%	0.26%	0.32%	0.27%
Reserves to NPLs (1)	290.38%	330.36%	194.15%	147.16%	174.56%
Regulatory Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	7.81%	8.04%	8.91%	8.96%	8.70%
Tier 1 capital to risk-weighted assets	9.95%	10.32%	11.47%	11.58%	11.26%
Total capital to risk-weighted assets	11.33%	11.76%	12.92%	13.00%	12.69%
Tier 1 capital to average assets (leverage ratio)	9.01%	9.51%	10.01%	9.66%	8.91%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude investment securities gains and losses, severance expense, merger and acquisition-related expenses, losses realized from the sale of lower-yielding multi-family loans, loss upon acquisition of interest-only GNMA securities, legal reserves, and certain intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q3 2019.

Net Interest Income
Net interest income totaled $75.7 million in Q3 2019, an increase of $11.1 million from Q2 2019, primarily due to a 19 basis point expansion of NIM and an $0.8 billion increase in average interest-earning assets. Compared to Q2 2019, total loan yields increased 17 basis points to 4.79%. The cost of interest-bearing deposits decreased by 3 basis points. Borrowing costs decreased 23 basis points to 2.86% due to two Federal Reserve interest rate cuts during Q3 2019.
Q3 2019 net interest income increased $11.7 million from Q3 2018, primarily due to 36 basis points of NIM expansion and a $0.3 billion increase in average interest-earning assets. Compared to Q3 2018, total loan yields increased 41 basis points to 4.79%. Total investment securities yields increased 30 basis points to 3.60%, mostly due to the sale of $495 million of lower-yielding securities in Q3 2018 and run-off of other lower-yielding securities. Given Federal Reserve interest rate hikes in 2018 and the associated increases in market interest rates, which were partially offset by two Federal Reserve interest rate cuts in Q3 2019, the cost of deposits and borrowings increased 20 basis points to 2.33% for Q3 2019, up from 2.13% for Q3 2018. We expect these funding costs to gradually decrease.
Total loans increased $1.5 billion, or 17.4%, to $10.3 billion at September 30, 2019 compared to the year-ago period. Mortgage warehouse loans increased $975 million to $2.5 billion; C&I loans increased $470 million to $2.3 billion; other consumer loans increased $592 million to $644 million; residential mortgages increased $121 million to $632 million; and commercial real estate non-owner-occupied loans increased $111 million to $1.3 billion. These increases were offset in part by a planned decrease in multi-family loans of $705 million, or 20.1%, to $2.8 billion.
Total deposits increased $412 million, or 4.8%, to $8.9 billion at September 30, 2019 compared to the year-ago period. Total demand deposits increased $538 million, or 24.8%, to $2.7 billion, certificates of deposit accounts increased $29 million, or 1.2%, to $2.4 billion, and savings deposits increased $316 million to $591 million. In July 2018, Customers launched a new digital, on-line savings banking product with a goal of gathering retail deposits. As of September 30, 2019, this new product generated $534 million in retail deposits, an increase of $55 million since June 30, 2019. Higher cost money market deposits decreased $471 million, or 12.8%, to $3.2 billion at September 30, 2019 compared to the year-ago period.

Provision, Credit Quality and Risk Management

The provision for loan losses totaled $4.4 million in Q3 2019, compared to $5.3 million in Q2 2019 and $2.9 million in Q3 2018. The Q3 2019 provision expense included $2.0 million for net loan growth in the other non multi-family portfolios (primarily C&I), $2.3 million for net growth in the other consumer loan portfolio, $0.8 million for manufactured housing loans, and $1.7 million for specifically identified loans. These increases were offset in part by a $2.4 million release for multi-family loans due to runoff and the effect of $0.5 billion of multi-family loans transferred to held for sale as a result of Customers' intent to sell these loans. Net charge-offs for Q3 2019 were $1.8 million, or 7 basis points of average loans and leases on an annualized basis, compared to net charge-offs of $0.6 million, or 3 basis points in Q2 2019, and $0.5 million, or 2 basis points in Q3 2018.
Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at September 30, 2019 were only 0.17% of total loans and leases, compared to our peer group non-performing loans of approximately 0.71% in the most recent period available, and industry average non-performing loans of 1.07% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-Interest Income

Non-interest income totaled $23.4 million in Q3 2019, an increase of $11.3 million compared to Q2 2019. The increase in non-interest income primarily reflected a $7.5 million loss recognized during Q2 2019 due to a shortfall in the fair value of interest-only GNMA securities acquired from a commercial mortgage warehouse customer that unexpectedly ceased operations in May 2019 and a $1.0 million gain realized from the sale of $95 million of corporate bonds during Q3 2019, along with increases of $1.7 million in unrealized gains from fair value adjustments on investment securities, $0.5 million in mortgage warehouse transactional fees, $0.4 million in commercial lease income, and $0.3 million in deposit fees. The increase in mortgage warehouse transaction fees primarily resulted from an increase in activity volumes coinciding with the decline in market interest rates for mortgages. The increase in commercial lease income primarily resulted from the continued growth of our Equipment Finance Group. The increase in interchange deposit fees primarily resulted from a seasonal increase in activity at BankMobile, coinciding with the beginning of the academic semester.

Non-Interest Expense

Non-interest expense totaled $59.6 million in both Q3 2019 and Q2 2019. The negligible increase in non-interest expense in Q3 2019 primarily resulted from increases in professional services of $2.6 million driven by costs incurred to support our White Label partnership and digital transformation efforts, provision for operating losses of $1.6 million stemming from an internet-based organized crime ring which targeted BankMobile checking accounts in Q3 2019, and legal reserve accruals totaling $2.0 million for Q3 2019 developments in the previously disclosed legal matters. These increases were almost entirely offset by a decrease in technology-related costs of $3.6 million primarily resulting from successful concentrated cost savings initiatives and a $2.6 million small bank assessment credit provided by the FDIC in Q3 2019 related to Customers' contributions to the growth of the FDIC's deposit insurance fund since July 2016.

Taxes

Customers' effective tax rate was 22.9% for Q3 2019, compared to 21.1% for Q2 2019 and 0.5% for Q3 2018. The increase in the effective tax rate from Q2 2019 and Q3 2018 was primarily driven by favorable return to provision adjustments recorded in Q2 2019 and Q3 2018. Customers expects the full-year 2019 effective tax rate to be approximately 22% to 24%.

Significantly Lowering Commercial Real Estate Concentration

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.1 billion as of September 30, 2019 included construction loans of $0.1 billion, multi-family loans of $2.8 billion, and non-owner occupied commercial real estate loans of $1.2 billion, which represent 328% of total risk-based capital on a combined basis, a reduction from a 388% commercial real estate concentration as of September 30, 2018. Customers' loans subject to regulatory CRE concentration guidelines had a 3 year cumulative reduction of 4.4% in Q3 2019, a deceleration from cumulative growth of 37.1% a year ago.

Customers' loans collateralized by multi-family properties were approximately 27.2% of Customers' total loan portfolio and approximately 222% of total risk-based capital at September 30, 2019, down from approximately 40.0% and 291%, respectively, at September 30, 2018. Following are some key characteristics of Customers' multi-family loan portfolio:

•Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;
•Current average loan size is $6.9 million;
•Current weighted average annual debt service coverage ratio is 1.53x;
•Current weighted average loan-to-value for the portfolio is 61.0%;

•All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;
•All properties are inspected prior to a loan being granted and inspected thereafter on an annual basis by dedicated portfolio managers or outside inspectors; and
•Credit approval process is independent of customer sales and portfolio management process.

Conference Call

Date:   Thursday, October 24, 2019
Time:   9:00 AM EDT
US Dial-in:  888-207-0293
International Dial-in: 334-323-9869
Participant Code: 070008

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on Customers' website at https://www.customersbank.com/investor-relations/ prior to the call.

Please submit any questions you have regarding the earnings in advance to rramsey@customersbank.com and the executives will address them on the call. Customers will also open the lines to questions following management's presentation of the third quarter results. A playback of the call will be available beginning October 24, 2019 at 12:00 PM EDT until 12:00 PM EDT on November 23, 2019. To listen, call within the United States 888-203-1112, or 719-457-0820 when calling internationally. Please use the replay passcode 2897022.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $11.7 billion at September 30, 2019. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ''forward-looking statements'' within the meaning of the ''safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ''may,'' ''could,'' ''should,''

''pro forma,'' ''looking forward,'' ''would,'' ''believe,'' ''expect,'' ''anticipate,'' ''estimate,'' ''intend,'' ''plan,'' or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy to retain BankMobile for 2-3 years, the possibility that the expected benefits of retaining BankMobile for 2-3 years may not be achieved, or the possible effects on Customers' results of operations if BankMobile is never divested could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2018, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Nine Months Ended
	Q3	Q2	Q1	Q4	Q3	September 30,
	2019	2019	2019	2018	2018	2019	2018
Interest income:
Loans and leases	$118,444	$103,567	$93,116	$94,248	$97,815	$315,126	$278,986
Investment securities	5,867	6,481	6,241	6,277	8,495	18,589	26,932
Other	2,407	1,902	1,718	2,778	3,735	6,030	8,731
Total interest income	126,718	111,950	101,075	103,303	110,045	339,745	314,649

Interest expense:
Deposits	38,267	35,980	31,225	34,029	32,804	105,472	76,779
FHLB advances	7,563	7,607	5,293	3,662	9,125	20,463	27,381
Subordinated debt	1,684	1,684	1,684	1,684	1,684	5,053	5,053
Other borrowings	3,469	2,000	3,569	2,404	2,431	9,039	9,082
Total interest expense	50,983	47,271	41,771	41,779	46,044	140,027	118,295
Net interest income	75,735	64,679	59,304	61,524	64,001	199,718	196,354
Provision for loan and lease losses	4,426	5,346	4,767	1,385	2,924	14,539	4,257
Net interest income after provision for loan and lease losses	71,309	59,333	54,537	60,139	61,077	185,179	192,097

Non-interest income:
Interchange and card revenue	6,869	6,760	8,806	7,568	7,084	22,435	23,127
Deposit fees	3,642	3,348	2,209	2,099	2,002	9,199	5,726
Commercial lease income	3,080	2,730	2,401	1,982	1,419	8,212	3,372
Bank-owned life insurance	1,824	1,836	1,816	1,852	1,869	5,477	5,769
Mortgage warehouse transactional fees	2,150	1,681	1,314	1,495	1,809	5,145	5,663
Gain (loss) on sale of SBA and other loans	—	—	—	(110)	1,096	—	3,404
Mortgage banking income	283	250	167	73	207	701	532
Loss upon acquisition of interest-only GNMA securities	—	(7,476)	—	—	—	(7,476)	—
Gain (loss) on sale of investment securities	1,001	—	—	—	(18,659)	1,001	(18,659)
Unrealized gain (loss) on investment securities	1,333	(347)	2	(101)	(1,236)	988	(1,532)
Other	3,187	3,254	3,003	5,019	6,493	9,443	11,718
Total non-interest income	23,369	12,036	19,718	19,877	2,084	55,125	39,120

Non-interest expense:
Salaries and employee benefits	27,193	26,920	25,823	26,706	25,462	79,936	78,135
Technology, communication and bank operations	8,755	12,402	11,953	11,531	11,657	33,110	32,923
Professional services	8,348	5,718	4,573	5,674	4,743	18,639	14,563
Occupancy	3,661	3,064	2,903	2,933	2,901	9,628	8,876
Commercial lease depreciation	2,459	2,252	1,923	1,550	1,103	6,633	2,838
FDIC assessments, non-income taxes, and regulatory fees	(777)	2,157	1,988	1,892	2,415	3,368	6,750
Provision for operating losses	3,998	2,446	1,779	1,685	1,171	8,223	3,930
Advertising and promotion	976	1,360	809	917	820	3,145	1,529
Merger and acquisition related expenses	—	—	—	470	2,945	—	3,920
Loan workout	495	643	320	360	516	1,458	1,823
Other real estate owned (income) expenses	108	(14)	57	285	66	151	164
Other	4,376	2,634	1,856	3,042	3,305	8,869	7,683
Total non-interest expense	59,592	59,582	53,984	57,045	57,104	173,160	163,134
Income before income tax expense	35,086	11,787	20,271	22,971	6,057	67,144	68,083
Income tax expense	8,020	2,491	4,831	5,109	28	15,343	14,250
Net income	27,066	9,296	15,440	17,862	6,029	51,801	53,833
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	10,844	10,844
Net income available to common shareholders	$23,451	$5,681	$11,825	$14,247	$2,414	$40,957	$42,989

Basic earnings per common share	$0.75	$0.18	$0.38	$0.45	$0.08	$1.32	$1.36
Diluted earnings per common share	$0.74	$0.18	$0.38	$0.44	$0.07	$1.30	$1.33

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
ASSETS
Cash and due from banks	$12,555	$24,757	$41,723	$17,696	$12,943
Interest-earning deposits	169,663	71,038	75,939	44,439	653,091
Cash and cash equivalents	182,218	95,795	117,662	62,135	666,034
Investment securities, at fair value	608,714	708,359	678,142	665,012	668,851
Loans held for sale	502,854	5,697	1,602	1,507	1,383
Loans receivable, mortgage warehouse, at fair value	2,438,530	2,001,540	1,480,195	1,405,420	1,516,327
Loans and leases receivable	7,336,237	7,714,106	7,264,049	7,138,074	7,239,950
Allowance for loan and lease losses	(51,053)	(48,388)	(43,679)	(39,972)	(40,741)
Total loans receivable, net of allowance for loan losses	9,723,714	9,667,258	8,700,565	8,503,522	8,715,536
FHLB, Federal Reserve Bank, and other restricted stock	81,853	101,947	80,416	89,685	74,206
Accrued interest receivable	38,412	38,506	35,716	32,955	32,986
Bank premises and equipment, net	14,075	10,095	10,542	11,063	11,300
Bank-owned life insurance	270,526	268,682	266,740	264,559	263,117
Other real estate owned	204	1,076	976	816	1,450
Goodwill and other intangibles	15,521	15,847	16,173	16,499	16,825
Other assets	285,699	269,165	235,360	185,672	165,416
Total assets	$11,723,790	$11,182,427	$10,143,894	$9,833,425	$10,617,104

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,569,918	$1,380,698	$1,372,358	$1,122,171	$1,338,167
Interest-bearing deposits	7,355,767	6,805,079	6,052,960	6,020,065	7,175,547
Total deposits	8,925,685	8,185,777	7,425,318	7,142,236	8,513,714
Federal funds purchased	373,000	406,000	388,000	187,000	—
FHLB advances	1,040,800	1,262,100	1,025,832	1,248,070	835,000
Other borrowings	123,528	99,055	123,963	123,871	123,779
Subordinated debt	109,050	109,026	109,002	108,977	108,953
Accrued interest payable and other liabilities	132,577	129,064	93,406	66,455	80,846
Total liabilities	10,704,640	10,191,022	9,165,521	8,876,609	9,662,292

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,526	32,483	32,412	32,252	32,218
Additional paid in capital	441,499	439,067	436,713	434,314	431,205
Retained earnings	357,608	334,157	328,476	316,651	302,404
Accumulated other comprehensive loss	(8,174)	(9,993)	(14,919)	(22,663)	(20,253)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,209)	(8,233)
Total shareholders' equity	1,019,150	991,405	978,373	956,816	954,812
Total liabilities & shareholders' equity	$11,723,790	$11,182,427	$10,143,894	$9,833,425	$10,617,104

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	September 30, 2019		June 30, 2019		September 30, 2018
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$100,343	3.26%	$78,666	3.01%	$309,588	1.97%
Investment securities (1)	652,142	3.60%	687,048	3.77%	1,029,857	3.30%
Loans and leases:
Commercial loans to mortgage companies	2,103,612	4.58%	1,658,070	4.76%	1,680,441	5.02%
Multi-family loans	2,929,650	3.91%	3,097,537	3.84%	3,555,223	3.89%
Commercial and industrial loans and leases (2)	2,159,067	5.24%	2,041,315	5.19%	1,782,500	4.83%
Non-owner occupied commercial real estate loans	1,294,246	4.57%	1,181,455	4.53%	1,255,206	4.36%
Residential mortgages	729,603	4.11%	723,160	4.28%	582,910	4.02%
Other consumer loans	600,256	9.47%	289,511	9.41%	11,618	8.88%
Total loans and leases (3)	9,816,434	4.79%	8,991,048	4.62%	8,867,898	4.38%
Other interest-earning assets	98,279	6.39%	94,388	5.58%	111,600	7.81%
Total interest-earning assets	10,667,198	4.72%	9,851,150	4.56%	10,318,943	4.24%
Non-interest-earning assets	591,946		520,692		409,396
Total assets	$11,259,144		$10,371,842		$10,728,339
Liabilities
Interest checking accounts	$1,014,590	1.83%	$836,154	1.96%	$696,827	1.53%
Money market deposit accounts	3,100,975	2.22%	3,168,957	2.26%	3,564,148	1.99%
Other savings accounts	561,790	2.19%	484,303	2.16%	116,172	1.59%
Certificates of deposit	2,227,817	2.34%	1,972,792	2.33%	2,288,237	2.05%
Total interest-bearing deposits (4)	6,905,172	2.20%	6,462,206	2.23%	6,665,384	1.95%
Borrowings	1,770,459	2.86%	1,462,362	3.09%	1,918,577	2.74%
Total interest-bearing liabilities	8,675,631	2.33%	7,924,568	2.39%	8,583,961	2.13%
Non-interest-bearing deposits (4)	1,431,810		1,345,494		1,109,819
Total deposits and borrowings	10,107,441	2.00%	9,270,062	2.04%	9,693,780	1.89%
Other non-interest-bearing liabilities	146,347		115,717		84,786
Total liabilities	10,253,788		9,385,779		9,778,566
Shareholders' equity	1,005,356		986,063		949,773
Total liabilities and shareholders' equity	$11,259,144		$10,371,842		$10,728,339
Interest spread		2.71%		2.51%		2.35%
Net interest margin		2.82%		2.63%		2.46%
Net interest margin tax equivalent (5)		2.83%		2.64%		2.47%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.82%, 1.85% and 1.67% for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended September 30, 2019, June 30, 2019 and September 30 2018, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Nine Months Ended
	September 30, 2019		September 30, 2018
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$88,146	2.95%	$227,960	1.80%
Investment securities (1)	676,859	3.66%	1,109,555	3.24%
Loans and leases:
Commercial loans to mortgage companies	1,678,461	4.75%	1,677,895	4.88%
Multi-family loans	3,092,473	3.84%	3,584,640	3.84%
Commercial and industrial loans and leases (2)	2,041,379	5.19%	1,716,907	4.65%
Non-owner occupied commercial real estate loans	1,215,469	4.52%	1,268,597	4.29%
Residential mortgages	716,294	4.19%	463,389	4.06%
Other consumer loans	337,126	9.42%	6,488	7.27%
Total loans and leases (3)	9,081,202	4.64%	8,717,916	4.28%
Other interest-earning assets	91,135	5.99%	122,736	6.17%
Total interest-earning assets	9,937,342	4.57%	10,178,167	4.13%
Non-interest-earning assets	531,656		398,570
Total assets	$10,468,998		$10,576,737
Liabilities
Interest checking accounts	$889,336	1.89%	$584,228	1.44%
Money market deposit accounts	3,138,112	2.24%	3,426,620	1.67%
Other savings accounts	476,331	2.14%	63,772	1.08%
Certificates of deposit	1,920,063	2.28%	2,041,721	1.78%
Total interest-bearing deposits (4)	6,423,842	2.20%	6,116,341	1.68%
Borrowings	1,556,405	2.97%	2,278,262	2.44%
Total interest-bearing liabilities	7,980,247	2.35%	8,394,603	1.88%
Non-interest-bearing deposits (4)	1,379,633		1,165,478
Total deposits and borrowings	9,359,880	2.00%	9,560,081	1.65%
Other non-interest-bearing liabilities	122,309		81,663
Total liabilities	9,482,189		9,641,744
Shareholders' equity	986,809		934,993
Total liabilities and shareholders' equity	$10,468,998		$10,576,737
Interest spread		2.57%		2.48%
Net interest margin		2.69%		2.58%
Net interest margin tax equivalent (5)		2.69%		2.58%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.81% and 1.41% for the nine months ended September 30, 2019 and September 30, 2018, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for both the nine months ended September 30, 2019 and 2018, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$113,995	$12,723	$126,718	$106,156	$3,889	$110,045
Interest expense	50,734	249	50,983	45,982	62	46,044
Net interest income	63,261	12,474	75,735	60,174	3,827	64,001
Provision for loan losses	2,475	1,951	4,426	2,502	422	2,924
Non-interest income	11,757	11,612	23,369	(7,756)	9,840	2,084
Non-interest expense	38,347	21,245	59,592	36,115	20,989	57,104
Income (loss) before income tax expense (benefit)	34,196	890	35,086	13,801	(7,744)	6,057
Income tax expense (benefit)	7,814	206	8,020	1,930	(1,902)	28
Net income (loss)	26,382	684	27,066	11,871	(5,842)	6,029
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$22,767	$684	$23,451	$8,256	$(5,842)	$2,414

Basic earnings (loss) per common share	$0.73	$0.02	$0.75	$0.26	$(0.18)	$0.08
Diluted earnings (loss) per common share	$0.72	$0.02	$0.74	$0.26	$(0.18)	$0.07

(1) Amounts reported include funds transfer pricing of $0.3 million and $3.9 million for the three months ended September 30, 2019 and 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (2)	$309,882	$29,863	$339,745	$302,820	$11,829	$314,649
Interest expense	139,402	625	140,027	118,081	214	118,295
Net interest income	170,480	29,238	199,718	184,739	11,615	196,354
Provision for loan losses	3,245	11,294	14,539	3,128	1,129	4,257
Non-interest income	20,304	34,821	55,125	8,147	30,973	39,120
Non-interest expense	111,840	61,320	173,160	108,168	54,966	163,134
Income (loss) before income tax expense (benefit)	75,699	(8,555)	67,144	81,590	(13,507)	68,083
Income tax expense (benefit)	17,324	(1,981)	15,343	17,567	(3,317)	14,250
Net income (loss)	58,375	(6,574)	51,801	64,023	(10,190)	53,833
Preferred stock dividends	10,844	—	10,844	10,844	—	10,844
Net income (loss) available to common shareholders	$47,531	$(6,574)	$40,957	$53,179	$(10,190)	$42,989

Basic earnings (loss) per common share	$1.53	$(0.21)	$1.32	$1.69	$(0.32)	$1.36
Diluted earnings (loss) per common share	$1.51	$(0.21)	$1.30	$1.65	$(0.32)	$1.33
As of September 30, 2019 and 2018
Goodwill and other intangibles	$3,629	$11,892	$15,521	$3,629	$13,196	$16,825
Total assets (3)	$11,131,914	$591,876	$11,723,790	$10,542,175	$74,929	$10,617,104
Total deposits	$8,260,080	$665,605	$8,925,685	$7,781,225	$732,489	$8,513,714
Total non-deposit liabilities	$1,747,846	$31,109	$1,778,955	$1,134,251	$14,327	$1,148,578

(2) Amounts reported include funds transfer pricing of $8.1 million and $11.8 million for the nine months ended September 30, 2019 and 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) Amounts reported exclude inter-segment receivables.

The following tables present Customers' business segment results for the quarter ended September 30, 2019, the preceding four quarters, and the nine months ended September 30, 2019 and 2018, respectively:

Customers Bank Business Banking:						Nine Months Ended September 30,
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
Interest income (1)	$113,995	$103,014	$92,871	$98,129	$106,156	$309,882	$302,820
Interest expense	50,734	47,061	41,605	41,592	45,982	139,402	118,081
Net interest income	63,261	55,953	51,266	56,537	60,174	170,480	184,739
Provision for loan losses	2,475	(2,206)	2,976	(200)	2,502	3,245	3,128
Non-interest income (loss)	11,757	970	7,577	9,352	(7,756)	20,304	8,147
Non-interest expense	38,347	38,107	35,384	38,778	36,115	111,840	108,168
Income before income tax expense	34,196	21,022	20,483	27,311	13,801	75,699	81,590
Income tax expense	7,814	4,629	4,880	6,175	1,930	17,324	17,567
Net income	26,382	16,393	15,603	21,136	11,871	58,375	64,023
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	10,844	10,844
Net income available to common shareholders	$22,767	$12,778	$11,988	$17,521	$8,256	$47,531	$53,179

Basic earnings per common share	$0.73	$0.41	$0.39	$0.55	$0.26	$1.53	$1.69
Diluted earnings per common share	$0.72	$0.40	$0.38	$0.55	$0.26	$1.51	$1.65

(1) Amounts reported include funds transfer pricing of $0.3 million, $2.2 million, $5.6 million, $3.8 million and $3.9 million for the three months ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018, respectively. Amounts reported also include funds transfer pricing of $8.1 million and $11.8 million for the nine months ended September 30, 2019 and 2018, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

BankMobile:						Nine Months Ended September 30,
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
Interest income (2)	$12,723	$8,936	$8,204	$5,174	$3,889	$29,863	$11,829
Interest expense	249	210	166	187	62	625	214
Net interest income	12,474	8,726	8,038	4,987	3,827	29,238	11,615
Provision for loan losses	1,951	7,552	1,791	1,585	422	11,294	1,129
Non-interest income	11,612	11,066	12,141	10,525	9,840	34,821	30,973
Non-interest expense	21,245	21,475	18,600	18,267	20,989	61,320	54,966
Loss before income tax expense or benefit	890	(9,235)	(212)	(4,340)	(7,744)	(8,555)	(13,507)
Income tax benefit	206	(2,138)	(49)	(1,066)	(1,902)	(1,981)	(3,317)
Net loss available to common shareholders	$684	$(7,097)	$(163)	$(3,274)	$(5,842)	$(6,574)	$(10,190)

Basic loss per common share	$0.02	$(0.23)	$(0.01)	$(0.10)	$(0.18)	$(0.21)	$(0.32)
Diluted loss per common share	$0.02	$(0.22)	$(0.01)	$(0.10)	$(0.18)	$(0.21)	$(0.32)

Deposit balances (3)
Disbursements business deposits	$598,064	$409,683	$615,710	$370,690	$732,489
White label deposits	67,541	46,514	11,046	5,168	—
Total deposits	$665,605	$456,197	$626,756	$375,858	$732,489
(2) Amounts reported include funds transfer pricing of $0.3 million, $2.2 million, $5.6 million, $3.8 million and $3.9 million for the three months ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018, respectively. Amounts reported also include funds transfer pricing of $8.1 million and $11.8 million for the nine months ended September 30, 2019 and 2018, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) As of September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Commercial:
Multi-family	$2,800,018	$3,017,531	$3,212,312	$3,285,297	$3,504,540
Mortgage warehouse	2,549,286	2,054,307	1,535,343	1,461,810	1,574,731
Commercial & industrial	2,252,843	2,131,790	1,983,081	1,894,887	1,783,300
Commercial real estate non-owner occupied	1,268,557	1,176,575	1,107,336	1,125,106	1,157,849
Construction	61,200	59,811	53,372	56,491	95,250
Total commercial loans	8,931,904	8,440,014	7,891,444	7,823,591	8,115,670

Consumer:
Residential	631,866	654,556	626,668	568,068	511,236
Manufactured housing	72,616	75,597	77,778	79,731	82,589
Other consumer	643,553	552,839	153,153	74,035	51,210
Total consumer loans	1,348,035	1,282,992	857,599	721,834	645,035
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(2,318)	(1,663)	(3,197)	(424)	(3,045)
Total loans	$10,277,621	$9,721,343	$8,745,846	$8,545,001	$8,757,660

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Demand, non-interest bearing	$1,569,918	$1,380,698	$1,372,358	$1,122,171	$1,338,167
Demand, interest bearing	1,139,675	925,180	811,490	803,948	833,176
Savings	591,336	529,532	417,346	384,545	275,825
Money market	3,201,883	2,912,266	3,265,823	3,097,391	3,673,065
Time deposits	2,422,873	2,438,101	1,558,301	1,734,181	2,393,481
Total deposits	$8,925,685	$8,185,777	$7,425,318	$7,142,236	$8,513,714

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of September 30, 2019					As of June 30, 2019					As of September 30, 2018
	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$2,300,244	$—	$7,498	—%	—%	$3,017,531	$—	$9,926	—%	—%	$3,504,540	$1,343	$11,829	0.04%	880.79%
Commercial & industrial (1)	2,363,599	7,382	18,765	0.31%	254.20%	2,184,556	6,327	17,096	0.29%	270.21%	1,841,704	14,585	15,866	0.79%	108.78%
Commercial real estate non-owner occupied	1,268,557	83	6,440	0.01%	7759.04%	1,176,575	94	6,159	0.01%	6552.13%	1,157,849	158	6,449	0.01%	4081.65%
Construction	61,200	—	658	—%	—%	59,811	—	649	—%	—%	95,250	—	1,062	—%	—%
Total commercial loans and leases receivable	5,993,600	7,465	33,361	0.12%	446.90%	6,438,473	6,421	33,830	0.10%	526.86%	6,599,343	16,086	35,206	0.24%	218.86%
Residential	628,786	6,093	4,083	0.97%	67.01%	648,860	5,083	4,168	0.78%	82.00%	509,853	5,522	3,901	1.08%	70.64%
Manufactured housing	72,616	1,567	1,051	2.16%	67.07%	75,597	1,570	489	2.08%	31.15%	82,589	1,921	621	2.33%	32.33%
Other consumer	643,553	1,140	12,582	0.18%	1103.68%	552,839	359	10,267	0.06%	2859.89%	51,210	112	1,540	0.22%	1375.00%
Total consumer loans receivable	1,344,955	8,800	17,716	0.65%	201.32%	1,277,296	7,012	14,924	0.55%	212.84%	643,652	7,555	6,062	1.17%	80.24%
Deferred (fees) costs and unamortized (discounts) premiums, net	(2,318)	—	—	—%	—%	(1,663)	—	—	—%	—%	(3,045)	—	—	—%	—%
Loans and leases receivable	7,336,237	16,265	51,077	0.22%	314.03%	7,714,106	13,433	48,754	0.17%	362.94%	7,239,950	23,641	41,268	0.33%	174.56%
Loans receivable, mortgage warehouse, at fair value	2,438,530	—	—	—%	—%	2,001,540	—	—	—%	—%	1,516,327	—	—	—%	—%
Total loans held for sale	502,854	1,325	—	0.26%	—%	5,697	1,325	—	23.26%	—%	1,383	—	—	—%	—%
Total portfolio	$10,277,621	$17,590	$51,077	0.17%	290.38%	$9,721,343	$14,758	$48,754	0.15%	330.36%	$8,757,660	$23,641	$41,268	0.27%	174.56%

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q3	Q2	Q1	Q4	Q3
	2019	2019	2019	2018	2018
Loan type
Multi-family	$—	$(7)	$541	$—	$—
Commercial & industrial (1)	15	(186)	(239)	1,457	60
Commercial real estate non-owner occupied	(8)	(114)	(6)	(10)	(15)
Residential	(5)	61	33	52	(6)
Other consumer	1,759	883	731	655	432
Total net charge-offs (recoveries) from loans held for investment	$1,761	$637	$1,060	$2,154	$471

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Nine Months Ended September 30,
	Q3 2019		Q2 2019		Q1 2019		Q4 2018		Q3 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$23,451	$0.74	$5,681	$0.18	$11,825	$0.38	$14,247	$0.44	$2,414	$0.07	$40,957	$1.30	$42,989	$1.33
Reconciling items (after tax):
Severance expense	—	—	373	0.01	—	—	1,421	0.04	—	—	373	0.01	—	—
Loss upon acquisition of interest-only GNMA securities	—	—	5,682	0.18	—	—	—	—	—	—	5,682	0.18	—	—
Merger and acquisition related expenses	—	—	—	—	—	—	355	0.01	2,222	0.07	—	—	2,957	0.09
Losses on sale of multi-family loans	—	—	—	—	—	—	868	0.03	—	—	—	—	—	—
Legal reserves	1,520	0.05	—	—	—	—	—	—	—	—	1,520	0.05	—	—
(Gains) losses on investment securities	(1,947)	(0.06)	347	0.01	(2)	—	101	—	15,417	0.48	(1,602)	(0.05)	15,545	0.48
Core earnings	$23,024	$0.73	$12,083	$0.38	$11,823	$0.38	$16,992	$0.53	$20,053	$0.62	$46,930	$1.49	$61,491	$1.90

Core Return on Average Assets - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net income	$27,066	$9,296	$15,440	$17,862	$6,029	$51,801	$53,833
Reconciling items (after tax):
Severance expense	—	373	—	1,421	—	373	—
Loss upon acquisition of interest-only GNMA securities	—	5,682	—	—	—	5,682	—
Merger and acquisition related expenses	—	—	—	355	2,222	—	2,957
Losses on sale of multi-family loans	—	—	—	868	—	—	—
Legal reserves	1,520	—	—	—	—	1,520	—
(Gains) losses on investment securities	(1,947)	347	(2)	101	15,417	(1,602)	15,545
Core net income	$26,639	$15,698	$15,438	$20,607	$23,668	$57,774	$72,335

Average total assets	$11,259,144	$10,371,842	$9,759,529	$9,947,367	$10,728,339	$10,468,998	$10,576,737

Core return on average assets	0.94%	0.61%	0.64%	0.82%	0.88%	0.74%	0.91%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net income	$27,066	$9,296	$15,440	$17,862	$6,029	$51,801	$53,833
Reconciling items:
Income tax expense	8,020	2,491	4,831	5,109	28	15,343	14,250
Provision for loan losses	4,426	5,346	4,767	1,385	2,924	14,539	4,257
Severance expense	—	490	—	1,869	—	490	—
Loss upon acquisition of interest-only GNMA securities	—	7,476	—	—	—	7,476	—
Merger and acquisition related expenses	—	—	—	470	2,945	—	3,920
Losses on sale of multi-family loans	—	—	—	1,161	—	—	—
Legal reserves	2,000	—	—	—	—	2,000	—
(Gains) losses on investment securities	(2,334)	347	(2)	101	19,895	(1,989)	20,023
Adjusted net income - pre-tax pre-provision	$39,178	$25,446	$25,036	$27,957	$31,821	$89,660	$96,283

Average total assets	$11,259,144	$10,371,842	$9,759,529	$9,947,367	$10,728,339	$10,468,998	$10,576,737

Adjusted ROAA - pre-tax pre-provision	1.38%	0.98%	1.04%	1.12%	1.18%	1.15%	1.22%

Core Return on Average Common Equity - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net income to common shareholders	$23,451	$5,681	$11,825	$14,247	$2,414	$40,957	$42,989
Reconciling items (after tax):
Severance expense	—	373	—	1,421	—	373	—
Loss upon acquisition of interest-only GNMA securities	—	5,682	—	—	—	5,682	—
Merger and acquisition related expenses	—	—	—	355	2,222	—	2,957
Losses on sale of multi-family loans	—	—	—	868	—	—	—
Legal reserves	1,520	—	—	—	—	1,520	—
(Gains) losses on investment securities	(1,947)	347	(2)	101	15,417	(1,602)	15,545
Core earnings	$23,024	$12,083	$11,823	$16,992	$20,053	$46,930	$61,491

Average total common shareholders' equity	$787,885	$768,592	$751,133	$745,226	$732,302	$769,338	$717,522

Core return on average common equity	11.59%	6.31%	6.38%	9.05%	10.86%	8.16%	11.46%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net income to common shareholders	$23,451	$5,681	$11,825	$14,247	$2,414	$40,957	$42,989
Reconciling items:
Income tax expense	8,020	2,491	4,831	5,109	28	15,343	14,250
Provision for loan losses	4,426	5,346	4,767	1,385	2,924	14,539	4,257
Severance expense	—	490	—	1,869	—	490	—
Loss upon acquisition of interest-only GNMA securities	—	7,476	—	—	—	7,476	—
Merger and acquisition related expenses	—	—	—	470	2,945	—	3,920
Losses on sale of multi-family loans	—	—	—	1,161	—	—	—
Legal reserves	2,000	—	—	—	—	2,000	—
(Gains) losses on investment securities	(2,334)	347	(2)	101	19,895	(1,989)	20,023
Pre-tax pre-provision adjusted net income available to common shareholders	$35,563	$21,831	$21,421	$24,342	$28,206	$78,816	$85,439

Average total common shareholders' equity	$787,885	$768,592	$751,133	$745,226	$732,302	$769,338	$717,522

Adjusted ROCE - pre-tax pre-provision	17.91%	11.39%	11.57%	12.96%	15.28%	13.70%	15.92%

Net Interest Margin, Tax Equivalent - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net interest income	$75,735	$64,679	$59,304	$61,524	$64,001	$199,718	$196,354
Tax-equivalent adjustment	184	183	181	171	172	548	514
Net interest income tax equivalent	$75,919	$64,862	$59,485	$61,695	$64,173	$200,266	$196,868

Average total interest earning assets	$10,667,198	$9,851,150	$9,278,413	$9,518,120	$10,318,943	$9,937,342	$10,178,167

Net interest margin, tax equivalent	2.83%	2.64%	2.59%	2.57%	2.47%	2.69%	2.58%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp						Nine Months Ended September 30,
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
GAAP net interest income	$75,735	$64,679	$59,304	$61,524	$64,001	$199,718	$196,354

GAAP non-interest income	$23,369	$12,036	$19,718	$19,877	$2,084	$55,125	$39,120
Loss upon acquisition of interest-only GNMA securities	—	7,476	—	—	—	—	—
(Gains) losses on investment securities	(2,334)	347	(2)	101	19,895	(1,989)	20,023
Losses on sale of multi-family loans	—	—	—	1,161	—	—	—
Core non-interest income	21,035	19,859	19,716	21,139	21,979	53,136	59,143
Core revenue	$96,770	$84,538	$79,020	$82,663	$85,980	$252,854	$255,497

GAAP non-interest expense	$59,592	$59,582	$53,984	$57,045	$57,104	$173,160	$163,134
Severance expense	—	(490)	—	(1,869)	—	(490)	—
Legal reserves	(2,000)	—	—	—	—	(2,000)	—
Merger and acquisition related expenses	—	—	—	(470)	(2,945)	—	(3,920)
Core non-interest expense	$57,592	$59,092	$53,984	$54,706	$54,159	$170,670	$159,214

Core efficiency ratio (1)	59.51%	69.90%	68.32%	66.18%	62.99%	67.50%	62.32%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp
(dollars in thousands except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
GAAP - Total shareholders' equity	$1,019,150	$991,405	$978,373	$956,816	$954,812
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(15,521)	(15,847)	(16,173)	(16,499)	(16,825)
Tangible common equity	$786,158	$758,087	$744,729	$722,846	$720,516

Total assets	$11,723,790	$11,182,427	$10,143,894	$9,833,425	$10,617,104
Reconciling items:
Goodwill and other intangibles	(15,521)	(15,847)	(16,173)	(16,499)	(16,825)
Tangible assets	$11,708,269	$11,166,580	$10,127,721	$9,816,926	$10,600,279

Tangible common equity to tangible assets	6.71%	6.79%	7.35%	7.36%	6.80%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
GAAP - Total shareholders' equity	$1,019,150	$991,405	$978,373	$956,816	$954,812
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(15,521)	(15,847)	(16,173)	(16,499)	(16,825)
Tangible common equity	$786,158	$758,087	$744,729	$722,846	$720,516

Common shares outstanding	31,245,776	31,202,023	31,131,247	31,003,028	31,687,340

Tangible book value per common share	$25.16	$24.30	$23.92	$23.32	$22.74

Tangible Book Value per Common Share - CAGR - Customers Bancorp
(dollars in thousands except share and per share data)	Q3 2019	Q4 2018	Q4 2017	Q4 2016	Q4 2015	Q4 2014	Q4 2013
GAAP - Total shareholders' equity	$1,019,150	$956,816	$920,964	$855,872	$553,902	$443,145	$386,623
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(55,569)	—	—
Goodwill and other intangibles	(15,521)	(16,499)	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)
Tangible common equity	$786,158	$722,846	$687,198	$620,780	$494,682	$439,481	$382,947

Common shares outstanding	31,245,776	31,003,028	31,382,503	30,289,917	26,901,801	26,745,529	26,646,566

Tangible book value per common share	$25.16	$23.32	$21.90	$20.49	$18.39	$16.43	$14.37
CAGR	10.23%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Earnings - Customers Bank Business Banking Segment
											Nine Months Ended September 30,
	Q3 2019		Q2 2019		Q1 2019		Q4 2018		Q3 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$22,767	$0.72	$12,778	$0.40	$11,988	$0.38	$17,521	$0.55	$8,256	$0.26	$47,531	$1.51	$53,179	$1.65
Reconciling items (after tax):
Severance expense	—	—	359	0.01	—	—	1,421	0.04	—	—	359	0.01	—	—
Loss upon acquisition of interest-only GNMA securities	—	—	5,682	0.18	—	—	—	—	—	—	5,682	0.18	—	—
Losses on sale of multi-family loans	—	—	—	—	—	—	868	0.03	—	—	—	—	—	—
Legal reserves	760	0.02	—	—	—	—	—	—	—	—	760	0.02	—	—
(Gains) losses on investment securities	(1,947)	(0.06)	347	0.01	(2)	—	101	—	15,417	0.48	(1,602)	(0.05)	15,545	0.48
Core earnings	$21,580	$0.68	$19,166	$0.61	$11,986	$0.38	$19,911	$0.62	$23,673	$0.73	$52,730	$1.67	$68,724	$2.13

Core Earnings (Loss) - BankMobile Segment											Nine Months Ended September 30,
	Q3 2019		Q2 2019		Q1 2019		Q4 2018		Q3 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net loss to common shareholders	$684	$0.02	$(7,097)	$(0.22)	$(163)	$(0.01)	$(3,274)	$(0.10)	$(5,842)	$(0.18)	$(6,574)	$(0.21)	$(10,190)	$(0.32)
Reconciling items (after tax):
Severance expense	—	—	13	—	—	—	—	—	—	—	13	—	—	—
Legal reserves	760	0.02	—	—	—	—	—	—	—	—	760	0.02	—	—
Merger and acquisition related expenses	—	—	—	—	—	—	355	0.01	2,222	0.07	—	—	2,957	0.09
Core loss	$1,444	$0.05	$(7,084)	$(0.22)	$(163)	$(0.01)	$(2,919)	$(0.09)	$(3,620)	$(0.11)	$(5,801)	$(0.18)	$(7,233)	$(0.22)